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                                 EXHIBIT 12 (b)

                              METRIS COMPANIES INC.
   COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                             (DOLLARS IN THOUSANDS)

                                                                                      Year Ended December 31,
                                                                                      -----------------------
                                                                   2002         2001            2000          1999          1998
                                                                 --------     --------        --------      --------      --------
Earnings before income taxes, extraordinary loss and
   cumulative effect of accounting change: (1)                   $    283     $287,915        $303,723      $261,982      $107,906

Preferred dividend requirement                                   $ 38,009     $ 34,770        $ 31,622      $ 24,586      $  1,100
Ratio of earnings before tax expense to net income                   1.00         1.65            1.63          1.93          1.63

Preferred dividends (2)                                          $ 38,009     $ 57,471        $ 51,502      $ 47,372      $  1,789

Fixed Charges: (1)
   Interest on indebtedness, and
     amortization of debt expense                                 103,516      166,280         133,006        55,841        30,513
   Interest factor of rental expense                                7,930        7,274           6,023         3,706         2,134
                                                                 --------     --------        --------      --------      --------
                                                                  111,446      173,554         139,029        59,547        32,647
                                                                 --------     --------        --------      --------      --------
   Total fixed charges and preferred dividends                    149,455      231,025         190,531       106,919        34,436
                                                                 --------     --------        --------      --------      --------
Total available earnings                                         $111,729     $461,468        $442,752      $321,529      $140,553
                                                                 ========     ========        ========      ========      ========

Ratio of earnings to fixed charges and preferred dividends           0.75         2.00            2.32          3.01          4.08
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(1)      As defined in Item 503(d) of Regulation S-K.

(2) The preferred dividends were increased to amounts representing the pretax earnings that would be required to cover such dividend requirements.